As filed with the Securities and Exchange Commission on October 5, 2022

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHIFTPIXY, INC.

(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation)	(IRS Employer Identification No.)

501 Brickell Key Drive, Suite 300

Miami, FL 33131

(888) 798-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott W. Absher

Chief Executive Officer

501 Brickell Key Drive, Suite 300

Miami, FL 33131

(888) 798-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 5, 2022

ShiftPixy, Inc.

1,270,834 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein are offering on a resale basis an aggregate of 1,270,834 shares of common stock of ShiftPixy, Inc., including (i) 416,667 shares issued pursuant to the securities purchase agreement, dated September 20, 2022 (the “Purchase Agreement”), between us and the purchaser named therein, (ii) 833,334 shares issuable upon exercise of warrants (the “Investor Warrants”) issued to the purchaser under the Purchase Agreement, and (iii) 20,833 shares issuable upon exercise of warrants (the “Placement Agent Warrants,” and together with the Investor Warrants, the “Warrants”) issued to the placement agent and its designees as compensation in connection with the private placement under the Purchase Agreement (the “Private Placement”). The Investor Warrants were issued upon closing of the Purchase Agreement on September 23, 2022, are exercisable for a period of seven years commencing upon issuance and have an exercise price of $12.00 share. The Placement Agent Warrants are exercisable commencing March 23, 2023 and will expire four years from the date of effectiveness of this registration statement.

We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in the section entitled “Plan of Distribution” on page 15. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission, or the SEC.

You should carefully read this prospectus together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PIXY.” On October 3, 2022, the last reported sale price for our common stock was $13.70 per share.

Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page 5 of this prospectus and in the documents we incorporate by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “ShiftPixy,” the “Company,” “we,” “us” and “our” refer to ShiftPixy, Inc.

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SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and consider carefully the entire prospectus and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus and any prospectus supplement. If you invest in our shares, you are assuming a high degree of risk.

About Us—Business Overview

We are a human capital management (“HCM”) platform that provides real-time business intelligence along with HR services on a fee-based “software as a service” (“SAAS”) business model. We provide human resources, employment compliance, insurance related, payroll, and operational employment services solutions for our business clients (“clients” or “operators”) and shift work or “gig” opportunities for worksite employees (“WSEs” or “Shifters”). As consideration for providing these services, we receive administrative or processing fees as a percentage of a client’s gross payroll, process and file payroll taxes and payroll tax returns, provide workers’ compensation coverage and administration related services, and provide employee benefits. The level of our administrative fees is dependent on the human capital management services we provide to our clients which range from basic payroll processing to a full suite of human capital management solutions and access to human resources information systems (“HRIS”) technology. Our primary operating business metric is gross billings, consisting of our clients’ fully burdened payroll costs, which includes, in addition to payroll, employer taxes, benefits costs and costs associated with workers’ compensation insurance.

Our goal is to be the best online fully-integrated workforce solution and employer services support platform for lower-wage workers and employment opportunities. We have built an application and desktop capable marketplace solution that allows workers (depending on the service the client elects) to access and apply for job opportunities created by our clients and provides traditional back-office services to our clients as well as real-time business information for our clients’ human capital needs and requirements.

We have designed our business platform to evolve to meet the needs of a changing workforce and a changing work environment. We believe our approach and robust technology will benefit from the demographic workplace shift away from traditional employee/employer relationships towards the increasingly flexible work environment that is characteristic of the gig economy. We believe this change in approach began after the 2008 financial crisis and is currently being driven by the labor shortage created by the COVID-19 economic crisis. We also believe that a significant problem underpinning the lower wage labor crisis is the sourcing of workers and matching temporary or gig workers to short-term job opportunities.

We have built our business on a recurring revenue model since our inception in 2015. Our initial market focus–which we have maintained—has been to monetize a traditional staffing services business model, coupled with developed technology, to address underserved markets containing predominately lower wage employees with high turnover, including the light industrial, food service, restaurant, and hospitality markets.

Although we expanded into other industries during our fiscal year ended August 31, 2021 (“Fiscal 2021”), our primary focus was on clients in the restaurant and hospitality industries, market segments traditionally characterized by high employee turnover and low pay rates. We believe these industries will be better served by our HRIS technology platform and related mobile smartphone application that provides human resources solutions and tracking for our clients. Our HRIS platform should provide our clients with real-time human capital business intelligence, which we believe will result in lower operating costs, improved customer experience, and revenue growth. All our clients enter into service agreements with us or one of our wholly-owned subsidiaries to provide these human capital management services.

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We believe that our value proposition is to provide a combination of overall net cost savings to our clients, for which they are willing to pay increased administrative fees that offset the costs of the services we provide, as follows:

•	Payroll tax compliance and human capital management services;

•	Governmental HR compliance such as for Patient Protection and Affordable Care Act compliance requirements;

•	Reduced client workers’ compensation premiums or enhanced coverage;

•	Access to an employee pool of potential qualified applicants to reduce turnover costs;

•	Ability to fulfill temporary worker requirements in a “tight” labor market with our intermediation (“job matching”) services; and

•	Reduced screening and onboarding costs due to access to an improved pool of qualified applicants who can be onboarded through a highly advanced, efficient, and virtually paperless technology platform.

We believe that providing this baseline business, coupled with our technology solution, provides a unique, value-added solution to the HR compliance, staffing, and scheduling problems that businesses face. During and following the COVID-19 pandemic, we have instituted various growth initiatives that are designed to accelerate our revenue growth. These initiatives include the matching of temporary job opportunities between workers and employers under a fully compliant staffing solution through our HRIS platform. For this solution to be effective, we need to obtain a significant number of Shifters in concentrated geographic areas to fulfill our clients’ unique staffing needs and facilitate the client-WSE relationship. As such, during Fiscal 2021, we worked diligently to identify and create a pool of Shifters in specifically designated geographic regions of the United States.

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About this Offering

On September 20, 2022, we entered into a securities purchase agreement with a large institutional investor (the “Purchaser”) pursuant to which we sold to the Purchaser an aggregate of 416,667 shares of its common stock together with warrants (the “Investor Warrants”) to purchase up to 833,334 shares of common stock in a private placement offering (the “Private Placement”). Each share of common stock and two accompanying Investor Warrants were sold together at a combined offering price of $12.00. The Investor Warrants are exercisable for a period of seven years commencing upon issuance at an exercise price of $12.00 per share, subject to adjustment. The Private Placement closed on September 23, 2022. The gross proceeds to us from the private placement were approximately $5 million.

In connection with the Purchase Agreement, we and the Purchaser entered into amendment No. 1 to warrants (the “Warrant Amendment”). Pursuant to the Warrant Amendment, the exercise price of (i) 25,233 warrants issued on September 3, 2021, and (ii) 98,969 warrants issued on January 28, 2022, was reduced to $0.01.

A.G.P./Alliance Global Partners (the “Placement Agent”) acted as the exclusive placement agent in connection with the private placement pursuant to the terms of a placement agent agreement, dated September 20, 2022, between us and the Placement Agent. Pursuant to the placement agent agreement, we paid the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds from the private placement. In addition to the cash fee, we issued to the Placement Agent and its designees warrants to purchase up to 20,833 shares (the “Placement Agent Warrant Shares”) of common stock (5% of the number of shares sold in the Private Placement (the “Placement Agent Warrants”)). The Placement Agent Warrants will be exercisable for a period commencing six months from issuance, will expire four years from the effectiveness of a registration statement for the resale of the underlying shares, and have an initial exercise price of $13.20 per share.

In connection with the Purchase Agreement, we and the Purchaser entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale by the Purchaser of the shares sold under the Purchase Agreement and the shares issuable upon exercise of the Investor Warrants no more than 15 days after the date of closing, and to have such registration statement declared effective within 30 days of filing (or 60 days in the event of a “full review” by the SEC).

This prospectus includes the resale of (i) 416,667 shares issued under the Purchase Agreement, (ii) 833,334 shares underlying the Investor Warrants issued under the Purchase Agreement, and (iii) 20,833 Placement Agent Warrant Shares.

We are filing the registration statement of which this prospectus forms a part to satisfy our obligations under the registration rights agreement.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors” and in our Annual Report on Form 10-K filed with the SEC on December 3, 2021, as amended by our Annual Report on Form 10-K/A filed with the SEC on February 28, 2022, as well as those described in the other documents we file with the SEC. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed below, as well as those under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended August 31, 2021, as amended by our Annual Report on Form 10-K/A for the year ended August 31, 2021, and in our quarterly report for the quarterly period ended May 31, 2022, as filed with the SEC, and as incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus.

Risks Relating to Our Business

There is no guarantee that our current cash position, expected revenue growth and anticipated financing transactions will be sufficient to fund our operations for the next twelve months. Our sponsorship of IHC, as described below, requires significant capital deployment, entails certain risks and may not be successful, which would likely have a material adverse effect on our future expansion, revenues, and profits.

As of May 31, 2022, we had cash of $0.1 million and a working capital deficit of $23.1 million. We have incurred recurring losses, which has resulted in an accumulated deficit of $179.8 million as of May 31, 2022. The recurring losses and cash used in operations are indicators of substantial doubt as to our ability to continue as a going concern for at least one year from issuance of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2021, February 28, 2022, and May 31, 2022. Our plans to alleviate substantial doubt are discussed below and elsewhere in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2021, February 28, 2022, and May 31, 2022.

Historically, our principal source of financing has come through the sale of our common stock, warrants and the issuance of convertible notes. In May 2020, we successfully completed an underwritten public offering, raising a total of $12 million ($10.3 million net of costs), and closed an additional $1.35 million ($1.24 million net of costs) between June 1, 2020 and July 7, 2020 pursuant to exercise of the underwriter’s overallotment. In October 2020, we closed an additional $12 million equity offering ($10.7 million net of costs). In May 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. More recently, in September 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants, in July 2022, we raised approximately $1.3 million in connection with the exercise of warrants ($1.2 million net of costs), and in September 2022 2022, we raised $5 million ($4.6 million net of costs) in connection with a sale of common stock and warrants. Our plans and expectations for the next twelve months include raising additional capital to help fund expansion of our operations, including the continued development and support of our IT and HRIS platform, as well as our activities in connection with our sponsorship of Industrial Human Capital, Inc. (“IHC”), which is a special purpose acquisition company, or “SPAC”, for which we serve as the financial sponsor, through our subsidiary, ShiftPixy Investments, Inc. (“Investments”). We expect to continue to invest in our HRIS platform, ShiftPixy Labs, our sponsorship of IHC and other growth initiatives, all of which have required and will continue to require significant cash expenditures.

We do not currently have financing plans, but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months as described above to extend loans to IHC in connection with the completion of its initial business combination (“IBC”), as required. There is no assurance that IHC will be able to consummate its IBC within twelve months from the closing of the IHC IPO, which period ends on October 22, 2022, in which case IHC would cease all operations except for the purpose of winding up, unless the shareholders approve an extension of the time period for IHC to complete its IBC, in which case we would be required to continue to extend loans to IHC until such time that it has completed its IBC. While IHC has filed a proxy statement proposing a meeting and vote of the shareholders on October 14, 2022, to extend the time period for IHC to complete its IBC for a period of 6 months to April 22, 2023, there is no assurance that the shareholders will approve an extension. Assuming that the extension is approved, while we believe that IHC, after completing its IBC, will generate significant revenues for us by virtue of entering into client services agreements (“CSAs”) and/or other contractual relationships with us after completing the de-SPAC process, we are unable to rely with certainty on IHC to generate revenue in the future.

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We expect to invest or otherwise extend capital, through Investments, totaling up to approximately $6,164,102 in connection with our sponsorship of IHC, including $25,000 to purchase Founder Shares (previously paid on February 18, 2021), $4,639,102 to purchase private placement warrants (previously paid on October 22, 2021) and up to $1,500,000 in working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid, though up to $1,500,000 of such working capital loans extended to IHC may be convertible into private placement warrants of IHC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to IHC and IHC does not consummate its IBC, such working capital loans are unlikely to be repaid. IHC has an outstanding balance of $195,000 as of May 31, 2022, from the working capital loans.

We will lose our entire investment in IHC if it is unable to consummate its IBC. We have withdrawn the initial public offering registration statements of Vital, TechStackery and Firemark in order to focus on the growth and expansion of our Company and to completing IHC’s IBC. The combined value of our equity investment in our sponsored SPACs, as carried on the consolidated balance sheet included in the financial statements accompanying our Annual Report on Form 10-K, filed with the SEC on December 3, 2021, was $47,472,000, which we computed in accordance with accounting principles generally accepted in the United States, and which constituted the majority of the carrying value of our total assets as reflected on our consolidated balance sheet; however, our forfeiture of Founder Shares of Vital, TechStackery and Firemark significantly decreased the value of our equity investment described above to $9,494,000 as we reported in our 10-Q for the period ending May 31, 2022. Further, if IHC is unable to consummate its IBC, then our Founder Shares and private placement warrants in IHC will be worthless. Even if IHC is able to consummate its IBC, we can provide no assurance that the value of our equity investment in IHC will not decline significantly based upon a variety of factors, including, without limitation, stockholder and general market reaction to IHC’s IBC, redemption requests received from IHC stockholders in connection with any proposed IBC, and IHC stockholder dilution resulting from additional capital raises or other financing transactions undertaken by IHC in connection with its IBC. We further note that on May 13, 2022, we issued a press release announcing a special distribution of shares of common stock of IHC to all ShiftPixy shareholders of record as of May 17, 2022. The shares in IHC are expected to be distributed to eligible ShiftPixy shareholders as soon as practicable following the completion of the IBC, subject to a registration statement covering the IHC shares being declared effective by the SEC. In the event of such distribution of the IHC shares, the entire remaining value of our equity investment of $9,494,000 will be reduced to zero.

We expect our investment in our HRIS platform to continue over the next twelve months regardless of whether we enter into client services agreements with IHC’s post business combination entity, and regardless of whether IHC is able to complete successfully the De-SPAC process, as we believe such investments will be necessary to support our existing clients as well as our future organic growth. While we anticipate that these investments will yield benefits to us in the future in the form of increased revenues and earnings, it is likely that such improved financial results will be delayed or otherwise materially impacted if we are unable to enter successfully into client services agreements with IHC’s post business combination entity on terms that are beneficial to us, or if IHC is unable to complete its IBC.

We expect to engage in additional sales of our securities during the 2022 calendar year, either through registered public offerings or private placements, the proceeds of which we intend to use to fund our operations and growth initiatives.

We can give no assurance that it will be successful in implementing our business plan and obtaining financing on advantageous terms, or at all.

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We will lose our entire investment in IHC if IHC does not complete its initial business combination and our officers may have a conflict of interest in determining whether a particular business combination target is appropriate for IHC.

On April 29, 2021, we announced our sponsorship, through Investments, of four SPAC IPOs, but have since withdrawn the initial public offering registration statements of three such SPACs in order to focus on the growth and expansion of our company and to completing IHC’s IBC. We purchased Founder Shares in each SPAC, through Investments, for an aggregate purchase price of $100,000, or $25,000 per SPAC. The number of Founder Shares issued to us was determined based on the expectation that such Founder Shares would represent 15% of the outstanding shares of each SPAC after its initial public offering (excluding the private placement warrants described below and their underlying securities). We may be able to make a substantial profit on our nominal investment in the Founder Shares of IHC even at a time when IHC’s public shares have lost significant value. On the other hand, the IHC Founder Shares will be worthless if it does not complete its IBC. Accordingly, Investments will benefit from the completion of IHC’s IBC and may be incentivized to complete an IBC of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In addition, as noted above, on May 13, 2022, we issued a press release announcing a special distribution of shares of common stock of IHC to all ShiftPixy shareholders of record as of May 17, 2022. The shares in IHC are expected to be distributed to eligible ShiftPixy shareholders as soon as practicable following the completion of the IBC, subject to a registration statement covering the IHC shares being declared effective by the SEC. In the event of such distribution of the IHC shares, the entire remaining value of our equity investment of $9,494,000 will be reduced to zero.

The registration statement and prospectus relating to IHC’s IPO was declared effective by the SEC on October 19, 2021, and IHC units (the “IHC Units”), consisting of one share of common stock and an accompanying warrant to purchase one share of IHC common stock, began trading on the NYSE on October 20, 2021. The IHC IPO closed on October 22, 2021, raising gross proceeds for IHC of $115 million. In connection with the IHC IPO, we purchased, through our wholly-owned subsidiary, 4,639,102 placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,639,102. The IHC private placement warrants will be worthless if IHC does not complete an IBC. Each whole private placement warrant is exercisable to purchase one whole share of common stock in each SPAC at $11.50 per share. Also, as previously disclosed, on February 18, 2021, we invested an aggregate of $100,000 to purchase Founder Shares in all four of our sponsored SPACs through Investments, though we now intend to forfeit the Founder Shares of Vital, TechStackery and Firemark.

The investment amounts set forth above do not include loans that the Company’s wholly owned subsidiary, Investments, has extended to our four SPACs. As of May 31, 2022, we advanced, through Investments, an aggregate of approximately $378,000 to the SPACs for payment of various expenses in connection with the SPAC IPOs, principally consisting of SEC registration, legal and auditing fees. In addition, the Company previously disclosed that it anticipates IHC will repay its advanced expenses when its IBC is completed. During the nine-month period ended May 31, 2022, we received approximately $183,000 from IHC, as repayment of advances provided by the sponsor with a remaining outstanding balance of $233,000 as of May 31, 2022. The intercompany balances have been eliminated in consolidation.

In addition, we may extend working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid. Up to $1,500,000 of such working capital loans may be convertible into private placement warrants of IHC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to IHC and IHC does not consummate its IBC, such working capital loans are unlikely to be repaid.

We do not currently have financing plans, but we expect to obtain additional financing in the form of public or private equity offerings as described above to purchase private placement warrants and to extend loans to IHC in connection with its IBC.

The interests of our officers who also serve as officers of IHC, and Mr. Absher, our Chairman and Chief Executive Officer who also serves as Chairman of the Board of Directors of IHC, may influence their motivation in identifying and selecting a target business combination for IHC, completing IHC’s IBC and influencing the operation of the business following IHC’s IBC.

There is no assurance that IHC will be able to complete its IBC before October 22, 2022. While we believe that IHC, after completing its IBC, will generate significant revenues for us by virtue of entering into CSAs and/or other contractual relationships with us after completing the De-SPAC process, we are unable to rely with certainty on IHC to generate revenue in the future.

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We expect our investment in our HRIS platform to continue regardless of whether we enter into CSAs with the SPACs, and regardless of whether IHC is able to complete successfully the De-SPAC process, as we believe such investments will be necessary to support our existing clients as well as our future organic growth. While we anticipate that these investments will yield benefits to us in the future in the form of increased revenues and earnings, it is likely that such improved financial results will be delayed or otherwise materially impacted if we are unable to enter successfully into CSAs with IHC’s post business combination entity on terms that are beneficial to us, or if IHC is unable to complete its IBC.

Certain of our officers and directors have potential conflicts of interest arising from our sponsorship activities of IHC.

Our officers may not commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and IHC. Mr. Absher is engaged in an official capacity with IHC although he is not obligated to contribute any specific number of hours per week to its affairs. Mr. Absher, our Chairman and Chief Executive Officer, also serves as Chairman of the Board of Directors of IHC. While we do not believe that the time devoted to IHC will undermine his ability to fulfill his duties with respect to our Company, if the business affairs of IHC requires him to devote substantial amounts of time to such affairs, it could limit his ability to devote time to our affairs which may have a negative impact on our operations. The interests of Mr. Absher in our Company and IHC may influence his motivation in identifying and selecting a target business combination, completing an IBC and influencing the operation of our business following IHC’s IBC.

None of our officers or directors (i) hold any equity interest in IHC, (ii) receive any form of compensation from IHC, or (iii) have any pecuniary interest related to IHC separate and apart from their pecuniary interest in our Company. While Mr. Absher is an officer and director of both our Company and IHC, and owes fiduciary duties to each entity, our Board has considered this matter and determined that no disabling conflict of interest has arisen or is likely to arise that would prevent him from discharging his fiduciary duties on behalf of our Company. As a result, our Board has (i) approved our sponsorship of IHC through our subsidiary, Investments, (ii) approved Mr. Absher serving as officer and director of IHC, and (iii) approved the allocation of additional ShiftPixy resources, including financial backing and personnel, for the purpose of supporting the activities of IHC as it pursues its IBC. Further, we do not anticipate that IHC will enter into an IBC with a target business affiliated with us, Investments, or any of our officers or directors. To the extent IHC were to propose a business combination with such an affiliated person or related party, such transaction would be negotiated on an arms’ length basis and be subject to Board and shareholder approvals, as appropriate.

If we are deemed to be an investment company under the Investment Company Act of 1940, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to conduct our operating business and our IHC sponsorship activities.

Section 3(a)(1)(A) of the Investment Company Act 1940 (the “1940 Act”) defines as an investment company any issuer that is or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. We are and hold ourselves out to be an HCM platform that provides real-time business intelligence along with HR services on a fee-based SAAS business model. We provide human resources, employment compliance, insurance related, payroll, and operational employment services solutions for our clients and WSEs. In addition, we have withdrawn the initial public offering registration statements of Vital, TechStackery and Firemark in order to focus on the growth and expansion of our company and on the completion of IHC’s IBC. We believe that these actions, together with our ongoing operations, evidence our bona fide intent to be engaged primarily in a non-investment company business as soon as is reasonably possible in accordance with the safe harbor provided by Rule 3a-2, as described below. Despite our bona fide intent and other actions we have taken, there can be no assurances that we will not be deemed to be an investment company under the 1940 Act.

Section 3(a)(1)(C) of the 1940 Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of Government securities (as defined in the 1940 Act) and cash items) on an unconsolidated basis (the “40% Threshold”). We acquired the Founder Shares on April 22, 2021, and we believe that we exceeded the 40% Threshold on October 19, 2021 in connection with the pricing of IHC’s IPO exclusive of Government securities and cash items. Investments acquired 4,312,500 Founder Shares on April 22, 2021, for an aggregate purchase price of $25,000, or approximately $0.006 per share. Prior to the pricing of IHC’s IPO on October 19, 2021, there was substantial doubt as to whether the IPO would be completed on the proposed terms, or at all, and therefore, the fair market value of the Founder Shares owned by us had significantly less value than $10.00 per unit, the IPO price. On October 19, 2021, upon pricing of IHC’s IPO, the Founder Shares had a market value of $21,100,000 based on the $10.00 per unit offering price. Accordingly, we believe that October 19, 2021, is the beginning of the one-year temporary safe harbor under Rule 3a-2 promulgated under the 1940 Act, as described below.

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Rule 3a-2 provides a temporary safe harbor from application of the 1940 Act’s provisions to certain issuers that are in transition to a non-investment company business. Specifically, Rule 3a-2 deems an issuer that meets the definition of “investment company” in Section 3(a)(1)(A) or 3(a)(1)(C) of the 1940 Act not to be an investment company for a period not to exceed one year, provided that the conditions of the rule are satisfied. Pursuant to Rule 3a-2, the one-year period begins on the earlier of: (i) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the value of such issuer’s total assets on either a consolidated or unconsolidated basis; or (ii) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding the 40% Threshold. Accordingly, we believe that our IHC sponsorship activities fall within the safe harbor under Rule 3a-2 of the 1940 Act, which allows a 3(a)(1)(C) investment company (as a “transient investment company”) a grace period of one year from the date of classification, to avoid registration under the 1940 Act. The SEC’s IM Guidance Update No. 2017-03 (March 2017) specifically states that the “purpose of Rule 3a-2 is to temporarily relieve certain issuers that are in transition to a non-investment company business from the registration and other requirements of the 1940 Act.” In that guidance, the Staff of the SEC also acknowledged that the “one-year period for transient investment companies should be available to issuers that have a bona fide intent to be engaged primarily in a non-investment company business.” As provided in Rule 3a-2, during the one-year period, the issuer must undertake activities that are consistent with an objective to no longer be an “investment company” by the end of this period. In addition, the issuer’s board of directors must adopt a resolution that commits the issuer to undertake activities in order to achieve this objective.

We believe that the withdrawal of the initial public offering registration statements of Vital, TechStackery and Firemark described above, together with our ongoing operations, evidence our bona fide intent to be engaged primarily in a non-investment company business as soon as is reasonably possible in accordance with the safe harbor provided by Rule 3a-2. Our board of directors has adopted a resolution committing our company to our historical operating business to provide human capital outsourcing solutions, which does not include the business of investing, reinvesting, owning, holding, or trading in securities, and owning or proposing to acquire investment securities. The IHC IPO registration statement and related prospectus include an exception permitting Investments to transfer its ownership in the Founder Shares at any time to the extent that Investments determines, in good faith, that such transfer is necessary to ensure that it and/or any of its parents, subsidiaries or affiliates are in compliance with the 1940 Act. To comply with Rule 3a-2, we intend to sell the Founder Shares or dividend the Founder Shares to our shareholders by October 19, 2022, the end of the one-year period afforded by the safe harbor for transient investment companies under Rule 3a-2. To this end, we have also forfeited our Founder Shares of Vital, TechStackery and Firemark. As a result, we believe that we will not be required to register as an investment company under the 1940 Act.

In addition, as noted above, on May 13, 2022, we issued a press release announcing a special distribution of shares of common stock of IHC to all ShiftPixy shareholders of record as of May 17, 2022. The shares in IHC are expected to be distributed to eligible ShiftPixy shareholders as soon as practicable following the completion of the IBC, subject to a registration statement covering the IHC shares being declared effective by the SEC. In the event of such distribution of the IHC shares, we would no longer own such shares and would accordingly ensure that we and/or any of our parents, subsidiaries or affiliates are in compliance with the 1940 Act.

Notwithstanding the foregoing, the acquisition of additional investment securities, including potentially as a result of making working capital loans to IHC, could be viewed as business activities inconsistent with this requirement.

9

We expect IHC to operate as a separately managed, publicly traded entity following the completion of its IBC. We anticipate entering into one or more service agreements with IHC post business combination that will allow its clients to participate in our HRIS platform. We believe that focusing upon the successful completion of IHC’s IBC within the staffing industry has the potential to generate significant revenues and earnings for us.

If we are deemed to be an investment company under the Investment Company Act of by virtue of our IHC sponsorship activities or based upon a determination that we exceeded the 40% Threshold prior to October 19, 2021, our future activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to conduct our business and raise working capital.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company with the SEC;

•	adoption of a specific form of corporate structure different from our current operating structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

If we were deemed to be subject to the 1940 Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to operate our business.

Risks Relating to This Offering

The sale of a substantial amount of our common stock, including resale of the shares of common stock by the selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.

We are registering for resale 1,270,834 shares of common stock, including 416,667 outstanding shares and 854,167 shares issuable upon exercise of the Warrants held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when the selling stockholders may sell such shares in the public market.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the shares of common stock covered by this prospectus. All proceeds from the sale of the shares will be paid directly to the selling stockholder. We will receive proceeds upon the cash exercise of the Warrants, however. Assuming full cash exercise of the Warrants at the initial exercise price, we would receive gross proceeds of approximately $10.3 million. We currently intend to use any proceeds from Warrant exercises for general corporate purposes, including payment of outstanding accounts payable and working capital.

To the extent the resale of the shares of common stock underlying Warrants is registered under the Securities Act and there is a prospectus available for such registered resale, holders of Warrants are required to pay the exercise price for the Warrants in cash. If no such registration statement and prospectus are available six months following the applicable issuance date of the Warrants, the Warrants may be exercised through cashless exercise, where the holder of the Warrants receives fewer shares upon exercise of its Warrants but does not pay us any cash to exercise the Warrants.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders include (i) 416,667 shares issued under the Purchase Agreement, (ii) 833,334 shares underlying the Investor Warrants issued under the Purchase Agreement, and (iii) 20,833 Placement Agent Warrant Shares. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as set forth below, the selling stockholders have not had had any material relationship with us within the past three years. Except as set for the below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their ownership of the shares of common stock and warrants, as of October 3, 2022, assuming exercise of any warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the purchaser under the Purchase Agreement, this prospectus generally covers the resale of the shares of common stock issued under the Purchase Agreement or issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants, the selling stockholders may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of selling stockholder	Number of shares of common stock owned prior to offering(1)	Maximum number of shares of common stock to be sold pursuant to this prospectus	Number of shares of common stock owned after offering(2)	Percentage of outstanding common stock owned after the offering(3)
Armistice Capital Master Fund Ltd. (4)	1,603,410(5)	1,250,001(6)	353,409	3.2%
A.G.P./Alliance Global Partners(7)	10,562	7,291(8)	3,271	*
David Bocchi(9)	4,910	3,541(8)	1,369	*
Alex Barrientos(9)	4,976	3,541(8)	1,435	*
David Birenbaum(8)	1,504	1,197(8)	307	*
George Anagnostou(9)	2,877	2,006(8)	871	*
Zachary Grodko(9)	603	416(8)	187	*
James Tang(9)	603	416(8)	187	*
Keith Donofrio(9)	1,297	895(8)	402	*
Thomas Higgins(9)	457	333(8)	124	*
Kevin Oleskewicz(9)	1,257	1,197(8)	60	*

* Less than 1%.

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, the selling stockholders named in the table have sole voting and investment power with respect to the common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.
(2)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all common stock registered for resale by the registration statement of which this prospectus is part will be sold and (b) no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholders may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.
(3)	Based on 9,671,196 shares of common stock outstanding as of October 3, 2022, and assumes that following the offering all of the Warrants will have been exercised (such that 10,525,363 shares of common stock will be outstanding), and all of the shares offered by the selling stockholders hereunder will have been sold.
(4)	The shares are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(5)	Represents (i) 416,667 shares sold under Purchase Agreement, (ii) 833,334 shares underlying Investor Warrants, and (iii) 353,409 shares issuable upon exercise of other warrants. The warrants (including the Investor Warrants) are each subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our common stock would exceed 4.99% of our outstanding shares of common stock.
(6)	Includes (i) 416,667 shares sold under Purchase Agreement and (ii) 833,334 shares underlying Investor Warrants. The Investor Warrants are subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our common stock would exceed 4.99% of our outstanding shares of common stock.
(7)	The selling stockholder is a broker-dealer. The selling stockholder received the Placement Agent Warrants as compensation for acting as placement agent in the Private Placement. The selling stockholder has also acted as underwriter or placement agent in prior offerings of the Company.
(8)	Represents Placement Agent Warrant Shares.
(9)	The selling stockholder is an employee of A.G.P./Alliance Global Partners, which is a registered broker-dealer that acted as our placement agent in the Private Placement.

PLAN OF DISTRIBUTION

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Bailey, Stock, Harmon, Cottam, Lopez LLP, Cheyenne, Wyoming.

EXPERTS

The consolidated financial statements of ShiftPixy, Inc. at August 31, 2021 and 2020 appearing in our Annual Report on Form 10-K for the year ended August 31, 2021, as amended by our Annual Report on Form 10-K/A for the year ended August 31, 2021, have been audited by Marcum LLP, independent registered public accountants, as set forth in its report thereon included therein, which include an explanatory paragraph as to the Company’s ability to continue as a going concern and which are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the resale of the shares of our common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and our common stock, you should refer to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, on our website at www.shiftpixy.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this prospectus until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for our fiscal year ended August 31, 2021, filed with the SEC on December 3, 2021, as amended by our Annual Report on Form 10-K/A for our fiscal year ended August 31, 2021, filed with the SEC on February 28, 2022;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 15, 2022;

●	our Quarterly Report on Form 10-Q/A for the quarterly period ended May 31, 2021, filed with the SEC on December 2, 2021;

●	our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2021, filed with the SEC on January 14, 2022, as amended by our Quarterly Report on Form 10-Q/A for the quarterly period ended November 30, 2021, filed with the SEC on January 18, 2022;

●	our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2022, filed with the SEC on April 14, 2022;

●	our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2022, filed with the SEC on July 15, 2022;

●	our Current Reports on Form 8-K filed with the SEC on September 2, 2021, October 27, 2021, December 2, 2021, January 27, 2022, April 1, 2022, April 7, 2022, April 22, 2022, May 24, 2022, June 27, 2022, July 1, 2022, July 19, 2022 (two filings), July 21, 2022, July 26, 2022, August 16, 2022, August 31, 2022, September 6, 2022, September 8, 2022, September 21, 2022, September 23, 2022, and October 3, 2022; and

●	the description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on June 28, 2017.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: ShiftPixy, Inc., Attention: Corporate Secretary, 501 Brickell Key Drive, Suite 300, Miami, FL 33131, phone number (888) 798-9100.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table provides information regarding the various expenses (other than placement agent fees) payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$2,045
Legal Fees and Expenses	175,000
Accounting Fees and Expenses	10,000
Miscellaneous	5,000
Total	$192,045

Item 15. Indemnification of Officers and Directors.

Sections 17-16-851 through -856 of the Wyoming Statutes (the “Applicable Statutes”) provide that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The Applicable Statutes also provide that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article V of our articles of incorporation, as amended, also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“[t]o the fullest extent permitted by the Wyoming Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (A) the amount of financial benefit received by a director to which he or she is not entitled; (B) an intentional infliction of harm on the Corporation or the Shareholders; (C) a violation of Section 17-16-833 of the Wyoming Business Corporation Act; or (D) an intentional violation of criminal law. If the Wyoming Business Corporation Act is amended after the effective date of this Amendment to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended.

The Corporation shall indemnify to the fullest extent permitted by the Wyoming Business Corporation Act, as the same may be amended and supplemented from time to time, any and all persons whom it shall have power to indemnify under the Wyoming Business Corporation Act. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any Bylaw, agreement, vote of shareholders or disinterested directors of the Corporation, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

Any repeal or modification of this Article V or amendment to the Wyoming Business Corporation Act shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of or increase the liability of any director, officer, agent, or other person of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, modification, or amendment.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article V.”

Further, Article XIV of our Bylaws also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“The corporation shall indemnify any person acting on its behalf in accord with the law of Wyoming. The indemnification provided hereby shall not be deemed exclusive of any other right to which anyone seeking indemnification thereunder may be entitled under any bylaw, agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The corporation may purchase and maintain insurance on the behalf of any Director, officer, agent, employee or former Director or officer or other person, against any liability asserted against them and incurred by him.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 16. Exhibits.

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to 8-K filed March 26, 2020)

3.2	Certificate of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to 8-K filed May 17, 2021)

3.3	Bylaws (incorporated by reference to 8-K filed July 19, 2022)

5.1*	Opinion of Bailey, Stock, Harmon, Cottam, Lopez LLP

23.1*	Consent of Marcum LLP

23.2*	Consent of Bailey, Stock, Harmon, Cottam, Lopez LLP (included in Exhibit 5.1)

107*	Calculation of Filing Fee Tables

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 5, 2022.

SHIFTPIXY, INC.

By:	/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer (principal executive officer)

Each person whose signature appears below constitutes and appoints Scott W. Absher, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him and in his name, place and stead, and in any and all capacities, to sign for him and in him name in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott W. Absher	Chief Executive Officer and Director	October 5, 2022
Scott W. Absher	(Principal Executive Officer)

/s/ Manuel Rivera	Acting Chief Financial Officer	October 5, 2022
Manuel Rivera	(Principal Financial and Accounting Officer)

/s/ Kenneth Weaver	Director	October 5, 2022
Kenneth Weaver

/s/ Whitney White	Director	October 5, 2022
Whitney White

/s/ Christopher Sebes	Director	October 5, 2022
Christopher Sebes

/s/ Amanda Murphy	Director	October 5, 2022
Amanda Murphy